Exhibit 99.1

3756 Central Avenue	Contacts:
Riverside, CA 92506	Craig G. Blunden, CEO
(951) 686 – 6060	Donavon P. Ternes, COO, CFO

PROVIDENT FINANCIAL HOLDINGS
REPORTS SECOND QUARTER RESULTS

Capital Raise and Net Income Boost Capital Ratios which Remain Above “Well-Capitalized” Regulatory Thresholds

Core Deposits (Transaction Accounts) Increase by 31%
(Increase by 42% Sequential Quarter, Annualized)

Loans Originated For Sale Increase by 176%

275% Increase in Gain on Sale of Loans

Riverside, Calif. – January 28, 2010 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced second quarter results for the fiscal year ending June 30, 2010.
            For the quarter ended December 31, 2009, the Company reported net income of $2.56 million, or $0.37 per diluted share (on 6.98 million average shares outstanding), compared to a net loss of $(6.51) million, or negative $(1.05) per diluted share (on 6.20 million average shares outstanding), in the comparable period a year ago.  The second quarter income was primarily attributable to a decrease in the provision for loan losses and an increase in non-interest income, partly offset by a decrease in net interest income (before provision for loan losses) and an increase in operating expenses.

    “I am pleased with the progress we are making as we endure the current credit cycle.  The pace of the increase in non-performing assets has slowed considerably, real estate owned has been liquidated very quickly and restructured loans have performed remarkably well.  However, we still have a negative predisposition regarding credit loss exposure but believe our level of allowance for loan losses gives us the coverage required to address any credit quality deterioration,” said Craig G. Blunden, Chairman, President and Chief Executive Officer of the Company.  “Additionally, the current mortgage banking environment is favorable and we have successfully captured higher volumes of loans originated for sale which has led to improved mortgage banking operating results.”
    As of December 31, 2009 the Bank exceeded all regulatory capital requirements and was deemed “well-capitalized” with Tangible Capital, Core Capital, Total Risk-Based Capital and Tier 1 Risk-Based Capital ratios of 8.41 percent, 8.41 percent, 15.06 percent and 13.79 percent, respectively.  As of June 30, 2009 these ratios were 6.88 percent, 6.88 percent, 13.05 percent and 11.78 percent, respectively.  For each period, the Bank’s capital ratios exceeded the minimum required ratios to be deemed “well-capitalized” (5.00 percent for Core Capital, 10.00 percent for Total Risk-Based Capital and 6.00 percent for Tier 1 Risk-Based Capital).  The Company raised approximately $12.0 million of capital in December 2009 through a follow-on public offering, issuing 5.18 million shares of common stock at $2.50 per share. In connection with the offering, the Company contributed $12.0 million of capital to the Bank.
Return on average assets for the second quarter of fiscal 2010 was 0.70 percent, compared to negative (1.67) percent for the same period of fiscal 2009.  Return on average stockholders’ equity for the second quarter of fiscal 2010 was 9.00 percent, compared to negative (21.44) percent for the comparable period of fiscal 2009.
On a sequential quarter basis, second quarter results reflect net income of $2.56 million in comparison to a net loss of $(5.02) million in the first quarter of fiscal 2010.  The improvement was attributable to a decrease in the provision for loan losses, partly offset by a decrease in net interest income, a decrease in non-interest income and an increase in operating expenses.  Diluted earnings per share improved by $1.19, to $0.37 per share from a loss of $(0.82) per share in the first quarter of fiscal 2010.  Return on average assets improved to 0.70 percent for the second quarter of fiscal 2010 from negative (1.28) percent in the first quarter of fiscal 2010 and return on average equity for the second quarter of fiscal 2010 was 9.00 percent, compared to negative (17.68) percent for the first quarter of fiscal 2010.
For the six months ended December 31, 2009, the net loss was $(2.46) million, compared to a net loss of $(6.18) million in the comparable period ended December 31, 2008; and the diluted loss per share for the six months ended December 31, 2009 improved to $(0.38) from a loss of $(1.00) for the comparable period last year.  The loss on average assets for the six months ended December 31, 2009 improved to negative (0.32) percent from negative (0.78) percent for the six-month period a year earlier.  The loss on average stockholders’ equity for the six months ended December 31, 2009 was negative (4.33) percent, compared to negative (10.07) percent for the six-month period a year earlier.
Net interest income before provision for loan losses decreased $664,000, or six percent, to $9.58 million in the second quarter of fiscal 2010 from $10.24 million for the same period in fiscal 2009.  Non-interest income increased $4.37 million, or 188 percent, to $6.69 million in the second quarter of fiscal 2010 from $2.32 million in the comparable period of fiscal 2009.  Operating expense increased $2.33 million, or 32 percent, to $9.57 million in the second quarter of fiscal 2010 from $7.24 million in the comparable period in fiscal 2009.
The average balance of loans outstanding decreased by $106.5 million, or eight percent, to $1.22 billion in the second quarter of fiscal 2010 from $1.33 billion in the same quarter of fiscal 2009.  The managed decline in the loan balance was consistent with the Company’s short-term deleveraging strategy of curtailing loan portfolio growth to further its goals of maintaining prudent capital ratios and reducing its credit risk profile in response to unfavorable economic conditions.  The average yield on loans receivable decreased by 31 basis points to 5.62 percent in the second quarter of fiscal 2010 from an average yield of 5.93 percent in the same quarter of fiscal 2009.  The decrease in the average loan yield was primarily attributable to accrued interest income reversals on non-accrual loans, payoffs of loans which had a higher yield than the average yield of loans held for investment and adjustable rate loans re-pricing to lower interest rates.  Total loans originated for investment in the second quarter of fiscal 2010 were $1.6 million, consisting primarily of commercial real estate loans.  In the second quarter of fiscal 2009 total loans originated for investment were $3.8 million, which consisted primarily of multi-family loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) decreased by $46.0 million, or nine percent, to $482.5 million at December 31, 2009 from $528.5 million at December 31, 2008.  Outstanding construction loans, net of undisbursed loan funds, declined $7.9 million, or 72 percent, to $3.1 million at December 31, 2009 from $11.0 million at December 31, 2008.  The percentage of preferred loans to total loans held for investment at December 31, 2009 increased to 43 percent from 41 percent at December 31, 2008.  Loan principal payments received in the second quarter of fiscal 2010 were $33.3 million, compared to $38.9 million in the same quarter of fiscal 2009.
The average balance of investment securities decreased by $97.7 million, or 65 percent, to $51.6 million in the second quarter of fiscal 2010 from $149.3 million in the same quarter of fiscal 2009.  A total of $10.3 million of investment securities were sold for a net gain of $341,000, while the total principal paydowns of mortgage-backed securities were $3.6 million in the second quarter of fiscal 2010.  The average yield decreased 124 basis points to 3.59% in the second quarter of fiscal 2010 from 4.83% in the same quarter of fiscal 2009.  The decrease was primarily attributable to the downward repricing of the adjustable rate mortgage-backed securities, principal paydowns of higher yielding mortgage-backed securities and the sale of higher yielding mortgage-backed securities in the first six months of fiscal 2010.
The Federal Home Loan Bank (“FHLB”) – San Francisco did not declare a cash or stock dividend for the second quarter of fiscal 2010; and in the second quarter of fiscal 2009, the Bank reversed its dividend accrual as a result of the FHLB – San Francisco’s determination not to declare a stock dividend for the quarter ended December 31, 2008.  The FHLB – San Francisco has not resumed its normally scheduled redemption of excess capital stock held by member banks nor have they announced when they intend to do so.
The average balance of excess liquidity, primarily cash with the Federal Reserve Bank of San Francisco, increased substantially to $104.8 million in the second quarter of fiscal 2010 from $9.6 million in the same quarter of fiscal 2009.  The Bank maintained higher levels of cash and cash equivalents in the second quarter of fiscal 2010 in response to the uncertain operating environment.  The average yield earned was 0.25% in the second quarter of fiscal 2010, much lower than the yield that could have been earned if the excess liquidity were deployed in loans or investment securities.
Average deposits remained virtually unchanged at $936.0 million while the average cost of deposits decreased by 94 basis points to 1.72 percent in the second quarter of fiscal 2010, compared to an average balance of $937.5 million and an average cost of 2.66 percent in the same quarter last year.  Transaction account balances (core deposits) increased by $99.1 million, or 31 percent, to $416.0 million at December 31, 2009 from $316.9 million at December 31, 2008, primarily attributable to an increase in interest-bearing checking account and savings account balances.  Time deposits decreased by $97.2 million, or 16 percent, to $520.7 million at December 31, 2009 compared to $617.9 million at December 31, 2008.  Total time deposits at December 31, 2009 include brokered deposits of $19.6 million.  There were no brokered deposits at December 31, 2008.
The average balance of borrowings, which primarily consists of FHLB – San Francisco advances, decreased $74.6 million, or 16 percent, to $401.8 million in the second quarter of fiscal 2010 while the average cost of advances decreased six basis points to 3.96 percent in the second quarter of fiscal 2010, compared to an average balance of $476.4 million and an average cost of 4.02 percent in the same quarter of fiscal 2009.  In the second quarter of fiscal 2010, the Bank prepaid $57.0 million of advances with a net prepayment gain of $9,000 as part of the Bank’s efforts to deleverage its balance sheet.
The net interest margin during the second quarter of fiscal 2010 increased two basis points to 2.72 percent from 2.70 percent during the same quarter last year.  On a sequential quarter basis, the net interest margin in the second quarter of fiscal 2010 increased three basis points from 2.69 percent in the first quarter of fiscal 2010.  The increase in the net interest margin was primarily attributable to the decrease of deposit costs, particularly time deposit costs, partly offset by lower average yields on loans and investment securities and a higher level of excess liquidity with a nominal yield.
During the second quarter of fiscal 2010, the Company recorded a provision for loan losses of $2.32 million, substantially lower than the provision for loan losses of $16.54 million during the same period of fiscal 2009.  The provision for loan losses in the second quarter of fiscal 2010 was primarily attributable to loan classification downgrades, including the small sequential quarter increase in non-performing loans ($3.11 million provision for loan losses), partly offset by a decline in loans held for investment ($797,000 loan loss provision recovery).  The specific loan loss provision (included in the total provision for loan losses) in the second quarter of fiscal 2010 was $4.12 million, an improvement of 64 percent from $11.50 million in the same quarter last year; and an improvement of 48 percent from $7.96 million in the first quarter of fiscal 2010 (sequential quarter).
Non-performing assets, with underlying collateral primarily located in Southern California, increased to $100.7 million, or 7.12 percent of total assets, at December 31, 2009, compared to $88.3 million, or 5.59 percent of total assets, at June 30, 2009 and

$57.0 million, or 3.67 percent of total assets, at December 31, 2008.  The non-performing assets at December 31, 2009 were primarily comprised of 229 single-family loans ($76.0 million); nine multi-family loans ($7.9 million); seven commercial real estate loans ($3.5 million); 11 construction loans ($1.3 million, nine of which, or $24,000, are associated with the previously disclosed Coachella, California construction loan fraud); seven commercial business loans ($208,000); eight single-family loans repurchased from, or unable to sell to investors ($924,000); and real estate owned comprised of 34 single-family properties ($9.2 million), three multi-family properties ($789,000), one commercial real estate property ($407,000), one developed lot ($399,000) and 16 undeveloped lots acquired in the settlement of loans ($62,000, 14 of which, or $37,000, are associated with the Coachella, California construction loan fraud).  As of December 31, 2009, 36 percent, or $32.2 million of non-performing loans have a current payment status.  Net charge-offs for the quarter ended December 31, 2009 were $4.96 million or 1.63 percent (annualized) of average loans receivable, compared to $4.10 million or 1.24 percent (annualized) of average loans receivable for the quarter ended December 31, 2008 and to $4.64 million or 1.44 percent (annualized) of average loans receivable in the quarter ended September 30, 2009 (sequential quarter).
Classified assets at December 31, 2009 were $117.7 million, comprised of $15.6 million in the special mention category, $91.2 million in the substandard category and $10.9 million in real estate owned.  Classified assets at June 30, 2009 were $116.1 million, consisting of $24.3 million in the special mention category, $75.4 million in the substandard category and $16.4 million in real estate owned.  Classified assets increased slightly at December 31, 2009 from the June 30, 2009 level primarily as a result of additional loan classification downgrades.
For the quarter ended December 31, 2009, 42 loans for $19.5 million were modified from their original terms, were re-underwritten and were identified in our asset quality reports as Restructured Loans.  As of December 31, 2009, the outstanding balance of Restructured Loans was $62.1 million:  53 loans are classified as pass, are not included in the classified asset totals described earlier and remain on accrual status ($22.3 million); two loans are classified as special mention and remain on accrual status ($2.0 million); 98 loans are classified as substandard on non-accrual status ($37.8 million); and five loans are classified as loss, fully reserved and on non-accrual status.  As of December 31, 2009, 83 percent, or $51.4 million of the Restructured Loans have a current payment status.
The allowance for loan losses was $55.4 million at December 31, 2009, or 4.92 percent of gross loans held for investment, compared to $45.4 million, or 3.75 percent of gross loans held for investment at June 30, 2009.  The allowance for loan losses at December 31, 2009 includes $28.1 million of specific loan loss reserves and $27.3 million of general loan loss reserves, compared to $25.3 million of specific loan loss reserves and $20.1 million of general loan loss reserves at June 30, 2009.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment.
Non-interest income increased to $6.69 million in the second quarter of fiscal 2010 compared to $2.32 million in the same period of fiscal 2009 and was primarily the result of an increase in the gain on sale of loans and to a lesser extent an increase in gain on sale of investment securities and smaller net loss on sale and operations of real estate owned acquired in the settlement of loans.
The gain on sale of loans increased to $5.23 million for the quarter ended December 31, 2009 from $1.39 million in the comparable quarter last year, reflecting increased loans originated for sale.  The average loan sale margin for mortgage banking was 127 basis points for the quarter ended December 31, 2009, compared to 80 basis points in the comparable quarter last year.  The gain on sale of loans for the second quarter of fiscal 2010 was partially reduced by a $1.87 million recourse provision on loans sold that are subject to repurchase, compared to a $1.55 million recourse provision in the comparable quarter last year.  As of December 31, 2009, the total recourse reserve for loans sold that are subject to repurchase was $5.1 million, compared to $3.4 million at June 30, 2009 and $3.5 million at December 31, 2008.  The mortgage banking environment has recently shown improvement as a result of the significant decline in mortgage interest rates but remains volatile.
The volume of loans originated for sale increased $296.3 million, or 176 percent, to $465.0 million in the second quarter of fiscal 2010 from $168.7 million during the same period last year.  The increase is the result of better liquidity in the secondary mortgage markets particularly in FHA/VA, Fannie Mae and Freddie Mac loan products, less competition and an increase in activity resulting from lower mortgage interest rates.  Total loans sold for the quarter ended December 31, 2009 were $454.8 million, an increase of 182 percent from $161.1 million for the same quarter last year.  Total loan originations (including loans originated for investment and loans originated for sale) were

$466.6 million in the second quarter of fiscal 2010, an increase of $294.1 million, or 170 percent, from $172.5 million in the same quarter of fiscal 2009.
A total of $10.3 million of investment securities, comprised of U.S. government agency mortgage-backed securities, were sold in the quarter ended December 31, 2009 for a net gain of $341,000 as a part of the Company’s short-term deleveraging strategy.
Forty-two real estate owned properties were sold for a net gain of $938,000 in the quarter ended December 31, 2009 compared to 22 real estate owned properties sold for a net gain of $572,000 in the same quarter last year.  During the second quarter of fiscal 2010, 33 real estate owned properties were acquired in the settlement of loans, compared to 35 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of December 31, 2009, the real estate owned balance was $10.9 million (55 properties), compared to $16.4 million (80 properties) at June 30, 2009.
Operating expense increased to $9.6 million in the second quarter of fiscal 2010 from $7.2 million in the same quarter last year, primarily as a result of increases in compensation and other expenses related to the increase in mortgage banking activity and an increase in the FDIC insurance premium.
The Company’s efficiency ratio increased slightly to 59 percent in the second quarter of fiscal 2010 from 58 percent in the second quarter of fiscal 2009.  The increase was the net result of a decrease in net interest income (before provision for loan losses) and an increase in non-interest expense, partly offset by an increase in non-interest income.
The Company’s estimated tax provision is $1.82 million for the second quarter of fiscal 2010 in comparison to the estimated tax benefit of $(4.70) million in the same quarter last year.  The Company believes that the estimated tax provision applied in the second quarter of fiscal 2010 reflects its current income tax obligations.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates wholesale loan production offices in Pleasanton and Rancho Cucamonga, California and retail loan production offices in Escondido, Glendora and Riverside, California.
The Company will host a conference call for institutional investors and bank analysts on Friday, January 29, 2010 at 9:00 a.m. (Pacific Time) to discuss its financial results.  The conference call can be accessed by dialing (800) 288-8976 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Friday, February 5, 2010 by dialing (800) 475-6701 and referencing access code number 143332.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; the accuracy of the results of our stress test; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach;  our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; adverse changes in the securities markets;  inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited – Dollars In Thousands)
	December 31, 2009	June 30, 2009

Assets
Cash and cash equivalents	$ 71,568	$ 56,903
Investment securities – available for sale at fair value	40,210	125,279
Loans held for investment, net of allowance for loan losses of
$55,364 and $45,445, respectively	1,069,434	1,165,529
Loans held for sale, at fair value	139,223	135,490
Loans held for sale, at lower of cost or market	-	10,555
Accrued interest receivable	4,911	6,158
Real estate owned, net	10,871	16,439
FHLB – San Francisco stock	33,023	33,023
Premises and equipment, net	6,001	6,348
Prepaid expenses and other assets	39,397	23,889

Total assets	$ 1,414,638	$ 1,579,613

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$ 40,564	$ 41,974
Interest-bearing deposits	896,089	947,271
Total deposits	936,653	989,245

Borrowings	334,670	456,692
Accounts payable, accrued interest and other liabilities	19,683	18,766
Total liabilities	1,291,006	1,464,703

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
     Common stock, $.01 par value (40,000,000 and 15,000,000 shares authorized, respectively; 17,610,865 and 12,435,865 shares issued, respectively; 11,395,454 and 6,219,654 shares
          outstanding, respectively)

	176	124
Additional paid-in capital	85,111	72,709
Retained earnings	132,038	134,620
Treasury stock at cost (6,215,411 and 6,216,211 shares, respectively)
	(93,942)	(93,942)
Unearned stock compensation	(338)	(473)
Accumulated other comprehensive income, net of tax	587	1,872

Total stockholders’ equity	123,632	114,910

Total liabilities and stockholders’ equity	$ 1,414,638	$ 1,579,613

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition – Sequential Quarter (Unaudited – Dollars In Thousands)
	December 31, 2009	September 30, 2009

Assets
Cash and cash equivalents	$ 71,568	$ 98,416
Investment securities – available for sale at fair value	40,210	54,502
Loans held for investment, net of allowance for loan losses of
$55,364 and $58,013, respectively	1,069,434	1,108,536
Loans held for sale, at fair value	139,223	130,088
Accrued interest receivable	4,911	5,560
Real estate owned, net	10,871	12,693
FHLB – San Francisco stock	33,023	33,023
Premises and equipment, net	6,001	6,190
Prepaid expenses and other assets	39,397	30,730

Total assets	$ 1,414,638	$ 1,479,738

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$ 40,564	$ 43,476
Interest-bearing deposits	896,089	888,445
Total deposits	936,653	931,921

Borrowings	334,670	416,681
Accounts payable, accrued interest and other liabilities	19,683	22,233
Total liabilities	1,291,006	1,370,835

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
     Common stock, $.01 par value (40,000,000 and 15,000,000 shares authorized, respectively; 17,610,865 and 12,435,865 shares issued, respectively; 11,395,454 and 6,220,454 shares
          outstanding, respectively)

	176	124
Additional paid-in capital	85,111	72,978
Retained earnings	132,038	129,542
Treasury stock at cost (6,215,411 and 6,215,411 shares, respectively)
	(93,942)	(93,942)
Unearned stock compensation	(338)	(406)
Accumulated other comprehensive income, net of tax	587	607

Total stockholders’ equity	123,632	108,903

Total liabilities and stockholders’ equity	$ 1,414,638	$ 1,479,738

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings (Loss) Per Share)
	Quarter Ended December 31,		Six Months Ended December 31,

	2009	2008	2009	2008
Interest income:
Loans receivable, net	$ 17,126	$ 19,648	$ 35,274	$ 40,306
Investment securities	463	1,804	1,558	3,709
FHLB – San Francisco stock	-	(125)	69	324
Interest-earning deposits	66	9	120	10
Total interest income	17,655	21,336	37,021	44,349

Interest expense:
Checking and money market deposits	364	302	690	632
Savings deposits	503	535	1,024	1,104
Time deposits	3,196	5,441	7,100	11,568
Borrowings	4,015	4,817	8,524	9,511
Total interest expense	8,078	11,095	17,338	22,815

Net interest income, before provision for loan losses	9,577	10,241	19,683	21,534
Provision for loan losses	2,315	16,536	19,521	22,268
Net interest income (expense), after provision for loan losses	7,262	(6,295)	162	(734)

Non-interest income:
Loan servicing and other fees	183	266	418	514
Gain on sale of loans, net	5,230	1,394	8,373	2,585
Deposit account fees	705	777	1,468	1,535
Gain on sale of investment securities	341	-	2,290	356
(Loss) gain on sale and operations of real estate owned acquired in the settlement of loans	(249)	(496)	189	(886)
Other	478	383	956	696
Total non-interest income	6,688	2,324	13,694	4,800

Non-interest expense:
Salaries and employee benefits	5,853	4,525	10,783	9,150
Premises and occupancy	754	718	1,542	1,434
Equipment	334	397	691	757
Professional expenses	366	332	753	692
Sales and marketing expenses	148	119	260	300
Deposit insurance and regulatory assessments	957	288	1,673	610
Other	1,159	860	2,420	1,660
Total non-interest expense	9,571	7,239	18,122	14,603

Income (loss) before taxes	4,379	(11,210)	(4,266)	(10,537)
Provision (benefit) for income taxes	1,821	(4,699)	(1,808)	(4,355)
Net income (loss)	$ 2,558	$ (6,511)	$ (2,458)	$ (6,182)

Basic earnings (loss) per share	$ 0.37	$ (1.05)	$ (0.38)	$ (1.00)
Diluted earnings (loss) per share	$ 0.37	$ (1.05)	$ (0.38)	$ (1.00)
Cash dividends per share	$ 0.01	$ 0.05	$ 0.02	$ 0.10

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Earnings (Loss) Per Share)
	Quarter Ended
	December 31,	September 30,
	2009	2009
Interest income:
Loans receivable, net	$ 17,126	$ 18,148
Investment securities	463	1,095
FHLB – San Francisco stock	-	69
Interest-earning deposits	66	54
Total interest income	17,655	19,366

Interest expense:
Checking and money market deposits	364	326
Savings deposits	503	521
Time deposits	3,196	3,904
Borrowings	4,015	4,509
Total interest expense	8,078	9,260

Net interest income, before provision for loan losses	9,577	10,106
Provision for loan losses	2,315	17,206
Net interest income (expense), after provision for loan losses	7,262	(7,100)

Non-interest income:
Loan servicing and other fees	183	235
Gain on sale of loans, net	5,230	3,143
Deposit account fees	705	763
Gain on sale of investment securities	341	1,949
(Loss) gain on sale and operations of real estate owned acquired in the settlement of loans, net	(249)	438
Other	478	478
Total non-interest income	6,688	7,006

Non-interest expense:
Salaries and employee benefits	5,853	4,930
Premises and occupancy	754	788
Equipment	334	357
Professional expenses	366	387
Sales and marketing expenses	148	112
Deposit insurance premiums and regulatory assessments	957	716
Other	1,159	1,261
Total non-interest expense	9,571	8,551

Income (loss) before taxes	4,379	(8,645)
Provision (benefit) for income taxes	1,821	(3,629)
Net income (loss)	$ 2,558	$ (5,016)

Basic earnings (loss) per share	$ 0.37	$ (0.82)
Diluted earnings (loss) per share	$ 0.37	$ (0.82)
Cash dividends per share	$ 0.01	$ 0.01

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
SELECTED FINANCIAL RATIOS:
Return (loss) on average assets	0.70%	(1.67)%	(0.32)%	(0.78)%
Return (loss) on average stockholders’ equity	9.00%	(21.44)%	(4.33)%	(10.07)%
Stockholders’ equity to total assets	8.74%	7.60%	8.74%	7.60%
Net interest spread	2.61%	2.50%	2.60%	2.59%
Net interest margin	2.72%	2.70%	2.70%	2.79%
Efficiency ratio	58.84%	57.61%	54.29%	55.45%
Average interest-earning assets to average
interest-bearing liabilities	105.28%	107.32%	105.21%	107.38%

SELECTED FINANCIAL DATA:
Basic earnings (loss) per share	$ 0.37	$ (1.05)	$ (0.38)	$ (1.00)
Diluted earnings (loss) per share	$ 0.37	$ (1.05)	$ (0.38)	$ (1.00)
Book value per share	$ 10.85	$ 18.98	$ 10.85	$ 18.98
Shares used for basic EPS computation	6,975,515	6,203,618	6,544,709	6,194,625
Shares used for diluted EPS computation	6,975,515	6,203,618	6,544,709	6,194,625
Total shares issued and outstanding	11,395,454	6,208,519	11,395,454	6,208,519

LOANS ORIGINATED FOR SALE:
Retail originations	$ 113,733	$ 48,269	$ 203,408	$ 99,827
Wholesale originations	351,242	120,389	753,142	234,833
Total loans originated for sale	$ 464,975	$ 168,658	$ 956,550	$ 334,660
LOANS SOLD:
Servicing released	$ 453,308	$ 161,104	$ 962,097	$ 316,162
Servicing retained	1,492	-	1,492	193
Total loans sold	$ 454,800	$ 161,104	$ 963,589	$ 316,355

	As of	As of	As of	As of
	12/31/09	09/30/09	06/30/09	03/31/09
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Non-performing loans to loans held for investment, net	8.40%	7.72%	6.16%	5.53%
Non-performing assets to total assets	7.12%	6.64%	5.59%	5.18%
Allowance for loan losses to non-performing loans	61.63%	67.83%	63.28%	62.82%
Allowance for loan losses to gross loans held for
investment	4.92%	4.97%	3.75%	3.36%
Net charge-offs to average loans receivable (annualized)	1.63%	1.44%	2.81%	1.94%
Non-performing loans	$ 89,833	$ 85,529	$ 71,818	$ 67,137
Loans 30 to 89 days delinquent	$ 6,686	$ 12,286	$ 9,606	$ 10,823

REGULATORY CAPITAL RATIOS:
Tangible equity ratio	8.41%	7.03%	6.88%	7.06%
Core capital ratio	8.41%	7.03%	6.88%	7.06%
Total risk-based capital ratio	15.06%	13.16%	13.05%	12.68%
Tier 1 risk-based capital ratio	13.79%	11.89%	11.78%	11.42%

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
(Dollars in Thousands)	As of December 31,
	2009		2008
INVESTMENT SECURITIES:	Balance	Rate	Balance	Rate
Available for sale (at fair value):
U.S. government sponsored enterprise debt securities	$ 5,332	4.00%	$ 5,377	4.00%
U.S. government agency mortgage-backed securities	19,559	3.68	89,358	4.95
U.S. government sponsored enterprise mortgage-backed securities	13,739	3.48	48,440	5.13
Private issue collateralized mortgage obligations	1,580	3.04	1,756	4.74
Total investment securities available for sale	40,210	3.63	144,931	4.97
Total investment securities	$ 40,210	3.63%	$ 144,931	4.97%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$ 635,967	5.37%	$ 761,426	5.92%
Multi-family (5 or more units)	355,952	6.26	381,704	6.35
Commercial real estate	115,437	6.85	127,574	6.89
Construction	3,138	7.66	14,255	8.34
Other	1,532	6.16	4,588	7.88
Commercial business	8,052	7.41	8,185	6.88
Consumer	931	7.33	978	8.85
Total loans held for investment	1,121,009	5.83%	1,298,710	6.18%

Undisbursed loan funds	(64)		(3,242)
Deferred loan costs, net	3,853		4,889
Allowance for loan losses	(55,364)		(34,953)
Total loans held for investment, net	$1,069,434		$1,265,404

Purchased loans serviced by others included above	$ 23,851	4.84%	$ 132,689	6.20%

DEPOSITS:
Checking accounts – non interest-bearing	$ 40,564	-%	$ 40,297	-%
Checking accounts – interest-bearing	166,503	0.82	115,397	0.65
Savings accounts	184,301	1.10	137,017	1.42
Money market accounts	24,602	1.14	24,230	1.52
Time deposits	520,683	2.23	617,883	3.30
Total deposits	$ 936,653	1.63%	$ 934,824	2.51%

Brokered deposits included above	$ 19,612	2.78%	$ -	-%

Note:  The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited – Dollars in Thousands)
	As of December 31,
	2009		2008
	Balance	Rate	Balance	Rate
BORROWINGS:
Overnight	$ -	-%	$ 12,000	0.05%
Six months or less	10,000	4.24	42,000	3.27
Over six to twelve months	48,000	5.22	75,000	3.87
Over one to two years	125,000	3.90	95,000	4.43
Over two to three years	60,000	3.86	115,000	4.11
Over three to four years	75,000	3.80	45,000	4.44
Over four to five years	10,000	2.93	80,000	3.71
Over five years	6,670	3.83	16,714	3.26
Total borrowings	$ 334,670	4.04%	$ 480,714	3.89%

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
SELECTED AVERAGE BALANCE SHEETS:	Balance	Balance	Balance	Balance

Loans receivable, net (1)	$ 1,219,158	$ 1,325,675	$ 1,251,964	$ 1,350,464
Investment securities	51,588	149,314	77,305	152,036
FHLB – San Francisco stock	33,023	32,769	33,023	32,573
Interest-earning deposits	104,790	9,595	94,700	7,898
Total interest-earning assets	$ 1,408,559	$ 1,517,353	$ 1,456,992	$ 1,542,971
Total assets	$ 1,472,048	$ 1,556,029	$ 1,518,832	$ 1,580,257

Deposits	$ 936,047	$ 937,535	$ 956,760	$ 959,249
Borrowings	401,837	476,376	428,093	477,642
Total interest-bearing liabilities	$ 1,337,884	$ 1,413,911	$ 1,384,853	$ 1,436,891
Total stockholders’ equity	$ 113,744	$ 121,483	$ 113,623	$ 122,791

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	Yield/Cost	Yield/Cost	Yield/Cost	Yield/Cost

Loans receivable, net (1)	5.62%	5.93%	5.63%	5.97%
Investment securities	3.59%	4.83%	4.03%	4.88%
FHLB – San Francisco stock	-%	(1.53)%	0.42%	1.99%
Interest-earning deposits	0.25%	0.38%	0.25%	0.25%
Total interest-earning assets	5.01%	5.62%	5.08%	5.75%

Deposits	1.72%	2.66%	1.83%	2.76%
Borrowings	3.96%	4.02%	3.95%	3.96%
Total interest-bearing liabilities	2.40%	3.12%	2.48%	3.16%

(1)	Includes loans held for investment, loans held for sale at fair value and loans held for sale at lower cost or market, net of allowance for loan losses.

Note: The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of
	12/31/09	09/30/09	06/30/09	03/31/09
Loans on non-accrual status:
Mortgage loans:
Single-family	$ 43,262	$ 41,921	$ 35,434	$ 38,700
Multi-family	5,909	4,791	4,930	4,076
Commercial real estate	2,500	1,688	1,255	2,168
Construction	374	650	250	263
Other	-	-	-	1,000
Commercial business loans	-	198	198	3
Total	52,045	49,248	42,067	46,210

Accruing loans past due 90 days or more:	-	-	-	-
Total	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	33,626	31,205	23,695	18,734
Multi-family	1,992	-	-	-
Commercial real estate	1,044	1,410	1,406	-
Construction	918	1,479	2,037	2,037
Other	-	1,234	1,565	-
Commercial business loans	208	953	1,048	156
Total	37,788	36,281	29,751	20,927

Total non-performing loans	89,833	85,529	71,818	67,137

Real estate owned, net	10,871	12,693	16,439	13,861
Total non-performing assets	$ 100,704	$ 98,222	$ 88,257	$ 80,998

Restructured loans on accrual status:
Mortgage loans:
Single-family	$ 22,315	$ 15,698	$ 10,880	$ 7,066
Other	1,292	-	240	240
Commercial business loans	750	-	-	-
Total	$ 24,357	$ 15,698	$ 11,120	$ 7,306